[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.30

PROCESS DEVELOPMENT AND MANUFACTURING

SERVICES AGREEMENT

THIS AGREEMENT is entered into by and between IDT and Aduro BioTech, as of the date indicated below.

Attached to this Agreement, incorporated by reference herein and made an integral part hereof are the following:

PART I:	INTRODUCTORY STATEMENT, DEFINITIONS AND VARIABLE TERMS AND CONDITIONS

PART II:	STANDARD TERMS AND CONDITIONS

PART III:	EXHIBITS

For and in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties hereto agree to perform and to be bound by their respective obligations and shall have the respective rights set forth in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of December 12, 2013 (“Effective Date”).

IDT Biologika GmbH		ADURO BIOTECH, INC.

By:	/s/ Ralf Pfirman	By:	/s/ Gregory Schafer

Dr. Ralf Pfirmann, CEO
Gregory W. Schafer, COO

By:	/s/ Andreas Neubert

Dr. Andreas Neubert,
Vice President Vaccines

Aduro Biotech, IDT Biologika Process Development and Manufacturing Services Agreement, page 2 of 36

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

PART I: INTRODUCTORY STATEMENT, DEFINITIONS AND VARIABLE TERMS AND CONDITIONS

This Agreement sets forth the understanding of the Parties with respect to ADURO BIOTECH’s CRS-207 project relating to the performance of the Services by IDT pursuant to the Work Plan and the payment for Services by ADURO BIOTECH, as well as other matters related thereto, all as more specifically set forth in the terms and provisions of this Agreement.

ARTICLE 1: DEFINITIONS

1.1	Definitions. The following terms, whether used in the singular or plural, shall have the meanings assigned to them below for the purposes of this Agreement.

1.1.1	“ADURO BIOTECH” means Aduro BioTech, Inc., and its permitted successors and assigns.

1.1.2	“ADURO BIOTECH Arising IP” shall have the meaning set forth in Section 9.5.

1.1.3	“ADURO BIOTECH Materials” shall mean the materials (including Cell Lines) and information supplied by or on behalf of ADURO BIOTECH to IDT for use in connection with the development of the Process and the development and Manufacture of Product. For clarity, ADURO BIOTECH Materials shall include the CRS-207 master cell bank (the “Cell Lines”).

1.1.4	“Affiliate” means any corporation, partnership, or other entity Controlling, Controlled by, or under common Control with (directly or indirectly) either Party.

1.1.5	“Agreement” means this Process Development And Manufacturing Services Agreement including the signature page, Part I – Introductory Statement, Definitions and Variable Terms and Conditions, Part II – Standard Terms and Conditions; and Part III – Exhibits, and all amendments to this Agreement that have been properly executed by the Parties in accordance with the provisions of Section 6.1.4.

1.1.6	“Alliance Manager(s)” has the meaning set forth in Section 14.1.

1.1.7	“Amendment Procedures” has the meaning set forth in Section 6.1.

1.1.8	“Applicable Law” means all U.S., EU, and German applicable laws, rules, regulations, guidelines and standards in effect during performance of this Agreement, including GMP, relating to the Services, the Product, and the facilities where any Services occur.

Aduro Biotech, IDT Biologika Process Development and Manufacturing Services Agreement, page 3 of 36

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.1.9	“Arising IP” shall have the meaning set forth in Section 9.5.

1.1.10	“Batch” means a specific quantity of a Product comprising of number of units mutually agreed upon between IDT and ADURO BIOTECH, and that (a) is intended to have uniform character and quality, within specified limits, and (b) is produced during one cycle of Manufacture.

1.1.11	“Business Day” means a day other than a Saturday or Sunday on which banking institutions in Dessau-Rosslau, Germany and New York, New York, USA are open for business.

1.1.12	“Claim” means any claim, personal injury claim, demand, liability (including any and all liabilities, actions, proceedings, claims and demands), product liability claim, suit, expense, action or proceeding.

1.1.13	“Commercial Supply Period” shall have the meaning set forth in Section 1.3.2.

1.1.14	“Confidential Information” shall have the meaning set forth in Section 8.1.

1.1.15	“Consent” means the consent or approval, in writing, of an authorized officer of a Party to do the act or thing for which such consent or approval is solicited, or the act of granting such written consent or approval, as the context may require.

1.1.16	“Control” refers to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of either Party, whether through the ownership of voting securities, by contract or otherwise, including, the ownership of fifty percent (50%) or more of the voting stock of such Party.

1.1.17	“Damages” mean damages, losses, costs, and expenses, including reasonable legal fees, arising from Claims.

1.1.18	“Defective Product” has the meaning set forth in Section 7.1.

1.1.19	“Deliverables” mean the reports, data and other deliverables, including Products, to be delivered by IDT to ADURO BIOTECH as well as items to be delivered by ADURO BIOTECH TO IDT, pursuant to the respective Work Packages.

1.1.20	“Delivery” has the meaning set forth in Section 3.1.

Aduro Biotech, IDT Biologika Process Development and Manufacturing Services Agreement, page 4 of 36

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.1.21	“Development Product” has the meaning set forth in Section 2.9.

1.1.22	“Effective Date” means the date set forth on the signature page of this Agreement.

1.1.23	“Equipment” has the meaning set forth in Section 2.7.1.

1.1.24	“Exhibits” mean those documents and materials attached to this Agreement as Exhibits in Part III hereof, incorporated in this Agreement by reference and made an integral part hereof.

1.1.25	“cGMP” means (a) the current Good Manufacturing Practice regulations as promulgated by the EU Guidelines for Good Manufacturing Practice for medicinal products (Eudralex Vol. 4 and Annexes thereto), (b) any other relevant EU or national legislation and guidance documents, and (c) current Good Manufacturing Practice regulations promulgated by the FDA published at 21 CFR Part 210 et seq., as any such regulation may be amended from time to time.

1.1.26	“IDT” means IDT Biologika GmbH, and its permitted successors and assigns.

1.1.27	“IDT Production Facilities” means the Manufacturing facilities of IDT located in Dessau-Roßlau, Germany, where the Services will be performed, except as otherwise set forth in this Agreement.

1.1.28	“Initial Payment” has the meaning set forth in Section 5.6.2.

1.1.29	“Intellectual Property” includes rights in patents, patent applications, formulae, processes, data, know-how, trademarks, trademark applications, trade names, inventions, copyrights, and industrial designs, or any rights in material derived from any of the foregoing.

1.1.30	“Licensee” shall mean any Third Party to which ADURO BIOTECH granted rights and licenses in and to a Product for commercial use, including but not limited to, licensees, partners or joint developers.

1.1.31	“Manufacture” and “Manufacturing” means all steps and activities necessary to produce the Product, including by way of enumeration, the manufacturing, processing, quality control, quality assurance, testing, and release of the Product in compliance with the terms and conditions of this Agreement. For purposes of this Agreement and subject to the provisions of Section 2.9, the manufacturing, processing, quality control, quality assurance, testing, and release of the Product may be included, as required and agreed in writing by the Parties, as part of the Services in a Work Plan.

Aduro Biotech, IDT Biologika Process Development and Manufacturing Services Agreement, page 5 of 36

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.1.32	“Master Production Record” means the documentation that contains the detailed description of the Process and instructions for Product production, as approved by ADURO BIOTECH in writing.

1.1.33	“Milestone” has the meaning set forth in Section 1.3.1.

1.1.34	“Notice” means a writing containing the information required or permitted by this Agreement to be communicated by either Party to the other Party at the address set forth in Section 16.1, or such other address provided by a Party, delivered by overnight courier, two-day international courier, or in person and received by, a Party. Notwithstanding the foregoing provisions, any Notice relating to scheduling of the Manufacture of Product, or other operational issues, or as otherwise expressly permitted by the provisions of this Agreement may be given by electronic mail. For clarity, Notices do not constitute agreements or amendments to this Agreement, all of which must be in writing and executed by both Parties.

1.1.35	“Party” means IDT or ADURO BIOTECH as the context dictates and “Parties” means both IDT and ADURO BIOTECH.

1.1.36	“Process” means the Manufacturing process for the Product as provided by ADURO BIOTECH and further developed hereunder.

1.1.37	“Product” means CRS-207 in any of its forms that include mesothelin as the sole heterologous antigen, including but not limited to the final form for use in clinical trials and the form Manufactured by IDT pursuant to this Agreement (including the Quality Agreement and all of its other Exhibits, and as described in each of the applicable Specifications).

1.1.38	“Quality Agreement” means the Quality Agreement between the Parties attached as Exhibit B.

1.1.39	“Rejection Notice” has the meaning set forth in Section 7.1.

1.1.40	“Regulatory Authority” means any national (such as the FDA), supra-national (such as the European Medicines Agency), or other national, supra-national, regional, state, or local regulatory agency, department, bureau, commission, council, or other governmental entity with authority and/or jurisdiction over any aspect of the Product.

1.1.41	“Service Fees” means the fees for Services performed by IDT pursuant to each Work Package set forth as part of the Work Plan attached hereto as Exhibit A.

Aduro Biotech, IDT Biologika Process Development and Manufacturing Services Agreement, page 6 of 36

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.1.42	“Services” means the work required by ADURO BIOTECH under the relevant Work Packages which is ordered by ADURO BIOTECH and included as a part of the Work Plan.

1.1.43	“Specifications” means those specifications for the Product as set forth in in the respective Work Packages relating to the Product, which shall amend automatically Attachment B of the Quality Agreement (which is attached as Exhibit B to this Agreement), which itself may be amended with the Parties´ prior Consent.

1.1.44	“Term” has the meaning set forth in Section 13.1 of this Agreement.

1.1.45	“Third Party” means a person or entity other than IDT or ADURO BIOTECH or their respective Affiliates.

1.1.46	“Work Plan” means the plan attached hereto as Exhibit A and a part hereof. Said Work Plan sets forth the specific Work Packages which describe, among other things, the Services to be performed by IDT under this Agreement. Each Work Package may designate certain Products as “Development Products” that are subject to the provisions of Section 2.9.

1.1.47	“Work Package” means the document, signed by the Parties, that sets forth the Deliverables of the Parties, including the Services to be performed by IDT. With respect to deliverables of IDT, a Work Package may describe Product quantities and Manufacturing Instructions, Delivery/release date, reports, data and any other documentation or work result as set forth by the Parties in said Work Package. With respect to deliverables of ADURO BIOTECH, a Work Package may describe materials, documentation and approvals to be provided and the respective timelines related thereto, payment terms and other relevant terms and conditions. Each such Work Package shall contain the following terms: (i) Title and Date; (ii) Performance Timelines; (iii) Detailed Description of Deliverables by ADURO BIOTECH; (iv) Detailed Description of Services and Deliverables by IDT; (v) Amendments to this Agreement as required under such Work Package, if any; (vi) Amendments to the Quality Agreement as required under such Work Package, if any; (vii) Price, Payment; and (viii) other terms and conditions.

1.2	Interpretation. The interpretation and construction of this Agreement shall be subject to the following provisions:

1.2.1	the words “including” and “include” and words of similar effect shall not be deemed to limit the general effect of the words which precede them such that “including” means “including without limitation”;

Aduro Biotech, IDT Biologika Process Development and Manufacturing Services Agreement, page 7 of 36

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.2.2	where the context requires, (i) all pronouns used herein will be deemed to refer to the masculine, feminine or neuter gender as the context requires, and (ii) the singular context will include the plural and vice versa;

1.2.3	reference to any agreement, contract, document or deed shall be construed as a reference to it as amended in a writing signed by the Parties thereto;

1.2.4	words importing persons shall include firms, companies and bodies, authorities, corporate and vice versa; words importing any one gender shall include either other gender;

1.2.5	construction of this Agreement shall ignore the headings which are for reference only;

1.2.6	references to a numbered Article, Section, Exhibit or paragraph are references to the Article, Section, Exhibit or paragraph of or to this Agreement so numbered;

1.2.7	any reference to any legislative provision shall be deemed to include any subsequent re-enactment or amending provision; and

1.2.8	in the event of a conflict between the provisions of this Agreement and the Quality Agreement regarding any issue not related to a quality control or quality assurance matter, the provisions of this Agreement shall take precedence. The provisions of the Quality Agreement will take precedence regarding any issue solely related to a quality control or quality assurance matter. For the sake of clarity, if there is uncertainty as to whether the provisions of this Agreement or the provisions of the Quality Agreement prevail, any such uncertainty shall be resolved by giving precedence to the provisions in this Agreement.

1.2.9	Subject to the provisions of Section 1.2.8, in the event of a conflict between the provisions of this Agreement and the provision of any Exhibit, the provisions of this Agreement shall take precedence.

1.3	Development Milestones and Commercial Manufacture.

1.3.1	Development Milestones. As part of the completion of the Work Plan, IDT agrees to use its commercially reasonable efforts to fulfill its obligations to provide the Deliverables which are set forth in the Work Plan as agreed in writing by the Parties and to complete the following milestones (each, a “Milestone”) on the timelines and the other terms and conditions set forth herein which, for clarity, includes the terms and conditions in the Work Plan.

Aduro Biotech, IDT Biologika Process Development and Manufacturing Services Agreement, page 8 of 36

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.3.1.1	Milestone 1. Upon completion of [ * ], the Parties intend to have [ * ]. [ * ] shall [ * ].

1.3.1.2	Milestone 2. Upon completion of [ * ].

1.3.1.3	Milestone 3. Upon completion of [ * ].

1.3.2	Commercial Manufacture. After Milestone 3, ADURO BIOTECH shall purchase and IDT shall Manufacture and Deliver to ADURO BIOTECH the Product for commercial supply to meet [ * ] of the worldwide requirements of ADURO BIOTECH and its Affiliates and its Licensees, for such Product until the end of [ * ] months after [ * ]. Notwithstanding the foregoing provision, in the event that [ * ], shall be [ * ] after the date of [ * ], then the [ * ] period shall commence to run independently, i.e. from the date [ * ]. The period of time calculated under the preceding sentences is referred to herein as the “Commercial Supply Period”. The Parties agree that all such commercial Product shall (i) be at [ * ] per dose (final product, labeled and in bulk packaging) agreed in good faith by the Parties but not exceeding [ * ] per dose, and (ii) be delivered in whole lot quantities not more than [ * ] days after the same is ordered by ADURO BIOTECH.

1.3.3	Orders Prior to Approval. ADURO BIOTECH may order any commercial Product prior to the first date of regulatory approval, provided that in such case as in all instances of Product so ordered by ADURO BIOTECH and delivered by IDT to ADURO BIOTECH under IDT’s QP release procedures, ADURO BIOTECH shall pay for such Product even though it may not be usable or saleable by ADURO BIOTECH due to IDT Production Facilities not having been approved by Regulatory Authorities for the Manufacture of such Product or due to other regulatory reasons. IDT agrees to supply all such quantities so ordered. For the sake of clarity, IDT shall have no liability for Product ordered by ADURO BIOTECH prior to approval which Product cannot be used or sold by ADURO BIOTECH due to any of the foregoing reasons.

1.3.4	Commercial Supply Agreement. By no later than the completion of [ * ], the Parties shall commence good faith negotiations of a Commercial Supply Agreement covering the purchase and supply of the Product to the end market to be executed by the Parties within [ * ] months after the start of said negotiations. Such Commercial Supply Agreement shall include, among other matters, the terms and conditions set forth in Section 1.3.2.

1.3.5	License Agreement. In the event that ADURO BIOTECH during the Term enters into a license agreement Licensee pursuant to which ADURO BIOTECH grants a license to said Licensee to undertake the

Aduro Biotech, IDT Biologika Process Development and Manufacturing Services Agreement, page 9 of 36

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Manufacture of Product during the Term (“License Agreement”), then ADURO BIOTECH shall cause the following provision to be included in the License Agreement:

Licensee acknowledges that ADURO BIOTECH has contracted with IDT Biologika GmbH (“IDT”) for the development of CRS-207 (the “Development Agreement”). Licensee agrees that if it (whether on its own or through an Affiliate or subcontractor) decides within the Term (as defined in the Development Agreement) to have any CRS-207 manufactured in commercial quantities for commercial sale in the US or the EU, said Licensee shall adhere to the terms set forth in Section 1.3 of the Development Agreement. Licensee agrees to insert in any sublicense agreement, in which its relevant rights described herein are sublicensed to a third party, a provision binding the sublicense, and its sub-licensees, to the obligations above set forth.

IDT hereby agrees that ADURO BIOTECH may share this Agreement with any potential Licensee so such Licensee may fully understand its obligations related hereto.

ARTICLE 2: PERFORMANCE OF SERVICES

2.1	General. During the Term, IDT shall undertake the performance of the Services including the Manufacture of Product in accordance with the Work Plan and the terms and conditions of this Agreement and Applicable Law. ADURO BIOTECH shall pay the Service Fees for such Services, or the Product price in case of commercial Manufacture, and perform its obligations in accordance with the Work Plan and the terms and conditions of this Agreement and Applicable Law. The Parties hereby terminate the purchase order and related terms and conditions dated October 9, 2013 between the Parties (the “PO”) as of the Effective Date hereof. The PO is of no force or effect and all terms and conditions related to the Services set forth in the PO are hereby governed by this Agreement.

2.2	Quality Agreement. Subject to the provisions of Sections 1.2.7 and 2.9, the Quality Agreement attached hereto as Exhibit B shall govern all quality related matters pertaining to each Party’s obligations under this Agreement.

2.3	Work Plan. The Parties have given their Consent to the Work Plan attached as Exhibit A. Said Work Plan may only be amended in a writing signed by both Parties pursuant to the provisions of Section 6.1.4. It shall contain, or shall be

Aduro Biotech, IDT Biologika Process Development and Manufacturing Services Agreement, page 10 of 36

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

amended respectively by the Parties to contain, a detailed description of all development work including, but not limited to, Phase 3, consistency and validation batches to be used by ADURO BIOTECH in applications for registration and marketing approval. The Services to be provided under a given Work Package shall commence on receipt by IDT from ADURO BIOTECH of the Initial Payment for such Work Package, which Initial Payment obligation is due as set forth in the respective Work Package. Notwithstanding the foregoing, the start of performance of [ * ] shall be commenced by IDT no later than upon successful completion of [ * ], upon which commencement IDT shall invoice the Initial Payment for [ * ] and ADURO BIOTECH shall pay such Initial Payment within [ * ] days of receipt of said invoice.

2.4	Facilities. At all times during the Term, IDT Production Facilities used in connection with Manufacturing under this Agreement shall comply with all Applicable Laws.

2.5	Manufacture Compliance. Subject to the provisions of Section 2.9 relating to Development Product, all of the Manufacturing performed by IDT shall be in accordance with: (a) cGMP; (b) the applicable Specifications; (c) this Agreement, including the Quality Agreement and all other Exhibits; and (d) Applicable Law.

2.6	Subcontracting. IDT will Manufacture the Product at the IDT Production Facilities, and may subcontract single quality control tests to qualified test laboratories with ADURO BIOTECH’s prior Consent. In the event that IDT subcontracts any of its obligations hereunder, IDT will (i) identify each subcontractor in writing to ADURO BIOTECH; (ii) require the subcontractor to agree in writing to comply with the applicable provisions of this Agreement which shall include written confidentiality obligations not less onerous than those set forth in Article 8; (iii) be responsible in the event of any non-compliance by the subcontractor with the terms of this Agreement and (iv) ensure the rights of ADURO BIOTECH to audit such subcontractors in accordance with the Quality Agreement.

2.7	Equipment. Certain new capital equipment is required by IDT in order to perform the Manufacture.

2.7.1	The details and costs of said new capital equipment, including the purchase price of the equipment and ancillary costs relating to installation, qualification and start-up of said equipment, is listed in Exhibit C (hereinafter referred to as “Equipment”).

2.7.2	ADURO BIOTECH shall be the owner of said Equipment and reimburse IDT for the costs of said Equipment as further specified in Exhibit C within [ * ] days of receipt of an invoice from IDT for said costs.

Aduro Biotech, IDT Biologika Process Development and Manufacturing Services Agreement, page 11 of 36

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.7.3	During such time period that said Equipment is the property of ADURO BIOTECH, IDT shall maintain and repair said Equipment in accordance with IDT’s standard equipment maintenance and repair procedures and ADURO BIOTECH shall pay the reasonable costs of such maintenance and repair within [ * ] days of receipt from IDT of an invoice for the same, any such invoice being issued by IDT to ADURO BIOTECH not more often than quarter-annually.

2.7.4	At the expiration or termination of this Agreement, the items of said Equipment that are installed as part of an IDT production line shall be retained by IDT. With respect to the items of Equipment that are not so installed at the expiration or termination of this Agreement in an IDT production line, IDT will, at IDT’s option set forth in a Notice to ADURO BIOTECH, either (a) ship to ADURO BIOTECH, at ADURO BIOTECH’s expense, said items of Equipment; (b) dispose, at ADURO BIOTECH’s expense, of said items of Equipment, or (c) continue to retain the items of said Equipment as ADURO BIOTECH property to be used for commercial Manufacturing of the Product in commercial quantities if so agreed by the Parties, or (d) pay to ADURO BIOTECH the depreciated book value of said items of Equipment and thereafter retain and own said items of Equipment, which payment shall be made within [ * ] days after the date of the option Notice referenced above.

2.8	ADURO BIOTECH Materials. IDT agrees that the ADURO BIOTECH Materials shall only be used as specified in writing by ADURO BIOTECH in this Agreement or the applicable Work Plan, and not for any other purpose. ADURO BIOTECH Materials shall be maintained, handled and stored in accordance with the written directions of ADURO BIOTECH. Title to the ADURO BIOTECH Materials shall at all times remain in ADURO BIOTECH. IDT agrees that it shall not make any claim or place any lien or encumbrance on any ADURO BIOTECH Materials. Upon direction of ADURO BIOTECH, IDT shall provide ADURO BIOTECH with an accounting of the ADURO BIOTECH Materials and a list of persons with access to the ADURO BIOTECH Materials, and will return to ADURO BIOTECH all ADURO BIOTECH Materials supplied by ADURO BIOTECH. Title in all Cell Lines prepared from the ADURO BIOTECH Materials (whether development of the line is in-process or complete) shall vest in ADURO BIOTECH on creation and shall be deemed ADURO BIOTECH Materials and Cell Lines. Risk of loss to Cell Lines, except for any risk of loss that is inherent in the Cell Lines and/or that is due to the negligence or wilful acts of ADURO BIOTECH or its agents, shall remain with IDT while ADURO BIOTECH Materials are in IDT’s control pursuant to a written agreement pursuant to which IDT takes receipt of such Materials and which sets forth the replacement value of such Materials. ADURO BIOTECH shall have the absolute right upon reasonable Notice and reasonable request to recover the ADURO BIOTECH Materials and IDT shall cooperate in the same.

Aduro Biotech, IDT Biologika Process Development and Manufacturing Services Agreement, page 12 of 36

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.9	Development Product. Certain of the Products are designated in the Work Plan as “Development Products”. Notwithstanding any other provision herein set forth, the following terms and conditions apply to Development Products:

2.9.1	The Parties acknowledge and agree that due to the nature of the Work Plan Deliverables relating to any Development Product, IDT cannot and does not guarantee or warrant, and shall provide no indemnity with respect to, any such Work Plan Deliverables or any such Development Product. Notwithstanding this, IDT warrants that any reports comprised in the Work Plan Deliverables will be accurate and complete (except in immaterial respects) and not misleading.

2.9.2	IDT’s obligation in respect of its performance of any work or Services in connection with any Development Product is limited to performance of such work or Services in a diligent manner, with reasonable skill and care applying its professional standards and using its commercially reasonable endeavours to meet the estimated timelines and goals set out in the applicable Work Packages.

2.9.3	cGMP shall not apply to the development, Manufacture, Specifications (meaning the “Product Specifications for Development Use” as listed in Attachment B to the Quality Agreement) or any other aspect of any Development Product or to any Work Plan Deliverables relating thereto, except to the extent specified by the Parties in the respective Work Packages.

ARTICLE 3: DELIVERY, SHIPMENT AND STORAGE OF PRODUCT

3.1	Delivery. Delivery of each Deliverable shall occur upon release thereof as is set forth in the applicable Work Package (“Delivery”). Risk of loss for each Work Plan Deliverable shall transfer from IDT to ADURO BIOTECH [ * ]. Title shall vest in ADURO BIOTECH [ * ]. On the date of Delivery, IDT shall submit an invoice to ADURO BIOTECH for amounts then due pursuant to the Work Package and the provisions of this Agreement. ADURO BIOTECH shall pay the amount of each said invoice by bank wire transfer within [ * ] days following the date of receipt thereof by ADURO BIOTECH. For the sake of clarity, “release” for purposes of “Delivery” shall be determined pursuant to the applicable provisions of the Quality Agreement.

3.2	Shipment. Upon written request from ADURO BIOTECH, IDT shall ship Product directly to ADURO BIOTECH or, on behalf of ADURO BIOTECH, ship Product to the customer/CRO/clinical site of ADURO BIOTECH and in connection therewith render such services and provide such assistance as are set forth by ADURO BIOTECH or, as applicable, in accordance with the instructions for shipping and packaging specified in the applicable Work Package. The procedures relating to each shipment shall be agreed by the Parties and described

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

in the Quality Agreement. Each shipment of Product shall be [ * ] (Incoterms 2010), unless otherwise agreed by the Parties. ADURO BIOTECH shall reimburse or pay directly all costs of whatever kind incurred in connection with each shipment, including insurance, freight, duties and handling. A bill of lading will be furnished to ADURO BIOTECH with respect to each shipment of Product. IDT shall cooperate in ADURO BIOTECH exporting Product from Germany including providing ADURO BIOTECH all required Manufacturing-related documentation. In no event shall IDT’s liability arising in connection with any shipping services rendered by IDT for ADURO BIOTECH under this Agreement exceed [ * ].

3.3	Storage. IDT shall, at ADURO BIOTECH’s request, provide storage of Product at IDT for at least [ * ] days after Delivery at no charge to ADURO BIOTECH. Storage of Product longer than said time period shall be subject to IDT’s standard storage fee as set forth in Exhibit A hereto, which fees will be billed to ADURO BIOTECH quarterly. IDT shall store all of the raw materials and other ingredients/disposables, primary packaging and the Products as set forth in the respective Specifications and as directed by Applicable Laws. IDT shall be responsible for all loss of or damage to all Product, including drug substance, as well as all materials and other ingredients/disposables used in the Manufacturing of the Products while such items are in the possession or control of IDT, to the extent that such loss or damage is covered by IDT´s insurance; provided, however, that if such loss or damage is a result of IDT’s gross negligence or wilful misconduct, IDT shall be responsible for such loss or damage regardless of whether such loss or damage is covered by IDT’s insurance. IDT will use commercially reasonable efforts or as governed by provisions in this Agreement to replace and/or reproduce as soon as commercially reasonable, any such Product which is lost or damaged.

PART II: STANDARD TERMS AND CONDITIONS

ARTICLE 4: REGULATORY MATTERS

4.1	Unless otherwise agreed in writing by the Parties, ADURO BIOTECH shall be entitled to and have the sole responsibility for filing all documents with applicable Regulatory Authorities and taking any other actions that may be required or necessary in order to obtain from said Regulatory Authorities approval for the use of the Product in clinical trials or in order to obtain marketing authorization for the Product. IDT shall provide ADURO BIOTECH with assistance and cooperation in connection with the foregoing to the extent described in the Work Plan.

4.2	Within [ * ] Business Days of any contact with, or after receipt of any communication from, a Regulatory Authority that may be reasonably expected to affect the Manufacture of the Product, each Party shall without undue delay forward to the other Party a copy or description of the same and shall confer with

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

the other Party with respect to the best means to comply with any new or modified requirements of such Regulatory Authority. IDT shall provide ADURO BIOTECH with a copy of all draft responses for comment as soon as possible and shall consider ADURO BIOTECH’s comments in good faith. ADURO BIOTECH shall submit any comments on said draft responses within [ * ] Business Days or within such longer period of time as agreed by the Parties. IDT shall also provide ADURO BIOTECH with a copy of all final responses for review and approval, which shall not be unreasonably withheld or delayed, at least [ * ] Business Days prior to submission thereof.

ARTICLE 5: FEES AND PAYMENT

5.1	ADURO BIOTECH agrees to pay IDT in accordance with the provisions set forth in this Article 5 and in the relevant Work Packages. Each invoice shall reference the applicable provisions of the relevant Work Package and this Agreement.

5.2	The Service Fees and other amounts to be paid by ADURO BIOTECH do not include VAT or other taxes to be paid by ADURO BIOTECH, if any, all of which taxes will be estimated in the respective Work Packages. IDT agrees that it is responsible for compliance with federal, state and local tax requirements relating to payments made by ADURO BIOTECH to IDT under this Agreement.

5.3	Payment shall be made by ADURO BIOTECH to IDT by bank wire transfer within [ * ] days following the date of ADURO BIOTECH’s receipt of invoice from IDT or as otherwise set forth in the relevant Work Package.

5.4	IDT may charge a fee equal to the current base rate established by the German Federal Bank plus [ * ] annually calculated on a daily basis, on all amounts past due under any invoice issued by IDT to ADURO BIOTECH under this Agreement.

5.5	The Services Fees set forth in any Work Package shall not be changed or amended other than to reflect the written agreement of the Parties relating to any change or amendment of the Services covered by said Work Package. In particular, no Service Fees shall be decreased or increased after execution of a Work Plan unless agreed to in an amendment signed by the Parties.

5.6	ADURO BIOTECH shall pay IDT pursuant to the following payment schedule.

5.6.1	For the [ * ], ADURO BIOTECH shall pay to IDT [ * ] of the aggregate Services Fees set forth therein, which is agreed to be [ * ].

5.6.2	For [ * ] and for any subsequent Work Package, ADURO BIOTECH shall pay to IDT [ * ] of the aggregate Service Fees set forth therein (the “Initial Payment”) prior to the Services for the Work Package being initiated by IDT on the initiation date as set forth in the Work Package hereto, or alternatively in the Work Plan, Exhibit A. IDT shall invoice the

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remaining [ * ] upon Delivery of the Deliverables under said Work Package pursuant to section 3.1 and as such set forth in the respective Work Package.

5.6.3	The payment provisions of Sections 5.1 to 5.4 shall apply to the payments of the above-referenced Service Fees to be made by ADURO BIOTECH to IDT.

5.6.4	In the event that this Agreement is terminated by ADURO BIOTECH for material default or insolvency of IDT pursuant to Section 13.2, IDT shall reimburse to ADURO BIOTECH an amount equal to the Service Fees paid by ADURO BIOTECH pursuant to orders as set forth in the Work Packages, minus the full value of the Deliverables under the Services completed by IDT on or prior to the date of said termination. If the result is a negative number, then IDT shall invoice ADURO BIOTECH for the difference.

ARTICLE 6: AMENDMENTS TO THIS AGREEMENT

6.1	Amendments. Set forth in this Article 6 are the procedures to be followed by the Parties in connection with amendments to this Agreement and to its Exhibits, including the Work Plan and the Work Packages (“Amendment Procedures”), except as may be expressly provided otherwise in this Agreement.

6.1.1	If a Party desires an amendment of this Agreement or of its Exhibits, such Party shall send to the other Party a Notice containing an amendment proposal describing in reasonable detail said amendment and the reasons for it and including supporting documentation demonstrating the need for the amendment (“Amendment Proposal”). Each Amendment Proposal shall comply with any specific provisions that may be set forth in the Section of this Agreement under which the Amendment Proposal arises.

6.1.2	The Party receiving said Amendment Proposal shall respond to it with a Notice within [ * ] calendar days from the date of receipt or within such longer period of time as the Parties mutually agree (“Proposal Response”). Said Proposal Response shall either accept the Amendment Proposal or set forth suggestions for changes desired by said receiving Party or reject the Amendment Proposal.

6.1.3	Unless the Amendment Proposal has been rejected pursuant to the provisions of Section 6.1.2, the Parties will negotiate the terms of any such Amendment Proposal in good faith.

6.1.4	All amendments, including any amendment to the provisions of this Section 6.1, shall be in writing and signed by both Parties to be valid.

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.1.5	Notwithstanding the provisions set forth in Section 6.1 above, amendments to the Quality Agreement relating to quality assurance or quality control shall be made in accordance with the applicable change control provisions set forth in the Quality Agreement.

ARTICLE 7: NON-CONFORMING PRODUCTS

7.1	Defective Product. Subject to the provisions of Section 2.9, any Product produced by IDT under this Agreement that does not comply with the Specifications and the warranties set forth in Section 10.1.5 at the time of Delivery of such Product (“Defective Product”) may be rejected by ADURO BIOTECH pursuant to a Notice sent by ADURO BIOTECH to IDT (“Rejection Notice”) within [ * ] days after ADURO BIOTECH’s receipt of the alleged Defective Product and all Batch Documentation.

7.2	Evaluation Report. The Rejection Notice shall be accompanied by a sample of the alleged Defective Product, if feasible. Within [ * ] days after receipt of the Rejection Notice, IDT shall undertake an evaluation of the sample and give to ADURO BIOTECH a written report of the results of such evaluation. In the event that the Parties disagree upon whether or not any Product is a Defective Product, such disagreement shall be resolved as set forth in Section 7.4 of this Agreement.

7.3	Defects Discovered After Time of Delivery. If any defects are not evident immediately to ADURO BIOTECH at the time of Delivery of the Product, the Rejection Notice by ADURO BIOTECH to IDT shall be made no later than [ * ] Business Days after discovery by ADURO BIOTECH.

7.3.1	Defects Caused by IDT. If such defect is determined to have been caused by IDT, including, as a result of materials provided to IDT by its suppliers for whom IDT is responsible under the applicable provisions of the Quality Agreement, then IDT shall Manufacture and deliver, at IDT’s expense, to ADURO BIOTECH, as soon as commercially reasonable, replacement of Product in accordance with an amended production plan reasonably agreed to by the Parties. If the Defective Product had already been shipped to ADURO BIOTECH or to a Third Party designated by ADURO BIOTECH, the replacement Product will be shipped at IDT’s expense. If ADURO BIOTECH has paid for such Defective Product, IDT shall issue to ADURO BIOTECH a refund in the amount of the Service Fees so paid by ADURO BIOTECH. IDT shall be entitled to invoice ADURO BIOTECH for the Service Fees of the replacement Product, provided that the Service Fees of the replacement Product shall not exceed the Service Fees that had been invoiced by IDT for the Defective Product, and ADURO BIOTECH shall pay said invoice within [ * ] days of receipt thereof.

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7.3.2	Defects Caused by ADURO BIOTECH. If such defect is determined to have been caused by ADURO BIOTECH, including any Product being defective due to ADURO BIOTECH’s provision of incomplete or inaccurate Specifications or due to improper handling of Product by ADURO BIOTECH, by any Affiliate of ADURO BIOTECH or by any Third Party (on behalf of ADURO BIOTECH or any of its Affiliates) or due to any defect in ADURO BIOTECH’s proprietary production processes being used by IDT in the performance of the Manufacturing (if any), IDT shall Manufacture and deliver to ADURO BIOTECH, as soon as commercially reasonable, replacement Product in accordance with an amended production plan reasonably agreed to by the Parties (and, to the extent possible, prior to the time ADURO BIOTECH is obligated to deliver the Product to its customer). ADURO BIOTECH shall be required to pay the Service Fees of the Product (determined to be Defective Product caused by ADURO BIOTECH) and the Service Fees of the replacement Product.

7.4	Expert. If the Parties cannot agree as to whether Product is Defective Product, within [ * ] days after delivery of the aforesaid IDT evaluation report to ADURO BIOTECH, the Parties shall submit the relevant materials to a mutually agreed upon independent testing laboratory or other appropriate expert acceptable to the Parties (“Expert”) for evaluation. The Parties shall cooperate fully and promptly with the Expert’s reasonable requests for assistance or information in connection with its evaluation hereunder. Within [ * ] days thereafter, the Expert shall determine whether the Products are Defective Products and, if possible, the cause of the defect as soon as reasonably possible. The findings of the Expert shall be final, binding and determinative on the Parties, absent manifest error. The expenses of the Expert(s) shall be borne by IDT if the Expert(s) determines that the Product is Defective Product, but the expert does not attribute the sole cause of the defect to ADURO BIOTECH under Section 7.3.2. If the expert concludes that ADURO BIOTECH is the sole cause of the defect, then the costs will be paid by ADURO BIOTECH.

7.5	[ * ]. The remedies for Defective Product caused by IDT pursuant to this Article 7 shall [ * ].

7.6	Recall. Each Party shall give Notice to the other Party immediately upon learning of any event that would be expected to give rise to a recall of Product or other corrective measure related to the Product. ADURO BIOTECH shall be responsible for all such recalls and actions, provided that IDT shall fully cooperate in the same. All costs of a Product recall or other corrective measure related to the Product shall be the sole responsibility of ADURO BIOTECH except to the extent such recall is due to Defective Product caused by IDT under the provisions of Section 7.3 above, in which event IDT shall also be liable for the direct costs of said recall. Direct costs under this Section 7.6 shall be limited to costs of transport, safe destruction of Defective Product, travel and communication services for the handling of the recall and corrective measures.

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ARTICLE 8: CONFIDENTIALITY AND NON-USE

8.1	Defined. As used in this Agreement, the term “Confidential Information” shall mean all information disclosed in writing or by oral communications by either Party to the other Party including any information relating to the Product, the Manufacturing Specifications, formulations and compositions; scientific know-how; chemical compound, biological material and composition data; Manufacturing processes; analytical methodology; Product applications including safety and efficacy data; current and future Product and marketing plans and projections; and other information of a technical or economic nature related to the Product, the Manufacture of the Product and the matters set forth in any Work Plan. The existence and content of this Agreement shall also be considered Confidential Information of both Parties. The Process, the Master Production Record, ADURO BIOTECH Intellectual Property, and ADURO BIOTECH Arising IP are Confidential Information of ADURO BIOTECH.

8.2	Limited Disclosure. All Confidential Information disclosed hereunder shall remain the property of the disclosing Party and shall be maintained in confidence and not disclosed by the receiving Party to any person except to officers, employees, and consultants to whom it is necessary to disclose the information for the purposes of this Agreement. Each Party shall take all steps it would normally take to protect its own Confidential Information to ensure that the received Confidential Information shall be maintained in confidence and not disclosed, but not less than reasonable care.

8.3	Use. Unless otherwise agreed in writing, all Confidential Information disclosed hereunder shall be used by that Party only to fulfill its obligations under this Agreement.

8.4	Exceptions. The obligations of the Parties under this Article 8 shall not apply to:

8.4.1	Information which, at the time of disclosure, is in the public domain or thereafter comes into the public domain other than as a result of breach of this Agreement; or

8.4.2	Information which the receiving Party can establish was in its possession at the time of disclosure by the disclosing Party; or

8.4.3	Information which was received by the receiving Party from an Affiliate or from a Third Party not under an obligation of confidentiality towards the disclosing Party; or

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.4.4	Information which the receiving Party can establish was independently developed without reference to Confidential Information received hereunder.

8.5	Mandatory Disclosure. Notwithstanding the limitations above, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is required by mandatory legal provisions, provided, however, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to this Section 8.5, it will give reasonable advance Notice to the other Party of such disclosure obligation and will cooperate with the other Party’s attempt to obtain a protective order or confidential treatment.

8.6	Return. Upon termination of this Agreement, each Party agrees to return to the other Party or destroy all written or other physical embodiments of the other Party’s Confidential Information, except for one (1) copy, which may be retained in a confidential manner exclusively for legal archival purposes. The obligations under this Article 8 shall be binding on any Affiliate, successor or assignee of IDT or ADURO BIOTECH as if it was a Party to the Agreement.

8.7	Duration. The obligations of confidentiality and non-use of the Confidential Information under this Agreement shall continue throughout the Term of this Agreement and shall survive the termination or expiration of this Agreement for [ * ] years.

ARTICLE 9: INTELLECTUAL PROPERTY RIGHTS

9.1	Ownership. All Intellectual Property owned or controlled by IDT shall remain the property of IDT. All Intellectual Property owned or controlled by ADURO BIOTECH shall remain the property of ADURO BIOTECH. The Process and the Master Production Record are hereby the sole and exclusive property of ADURO BIOTECH.

9.2	License to IDT. ADURO BIOTECH grants to IDT a non-exclusive, royalty-free, license to use for the performance of the Services under this Agreement all of ADURO BIOTECH’s Intellectual Property that ADURO BIOTECH provides to IDT to perform the Services under this Agreement. The duration of said license shall be for the Term of this Agreement. In no event shall IDT be permitted to use ADURO BIOTECH’s Intellectual Property for any other purpose or for any other customer of IDT without the prior Consent of ADURO BIOTECH.

9.3	IDT Intellectual Property and Third Party Intellectual Property. IDT shall not incorporate any of its IDT Intellectual Property or Third Party Intellectual Property into the Process or Master Production Record without the prior Consent of ADURO BIOTECH.

9.4	IDT’s Proprietary Intellectual Property. IDT hereby agrees to use such of IDT’s Intellectual Property as is required in order to perform the Services under

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this Agreement. IDT hereby grants to ADURO BIOTECH an irrevocable, fully paid, non-exclusive worldwide license, with the right to grant and authorize sublicenses through multiple layers of sub-licensees, under any and all IDT Intellectual Property including any Arising IP that IDT incorporates pursuant to this Agreement into the Process, Master Production Record, and Specifications, to make, have made, use, have used, sell, offer for sale, have sold, import, have imported, export, have exported, develop, have developed, commercialize, and have commercialized any product.

9.5	Inventions. Any Intellectual Property that shall be created or conceived by IDT as a result of, or be derived from, the performance of the Services under this Agreement (“Arising IP”) and that is not ADURO BIOTECH Arising IP and relates to any IDT Manufacturing processes or to any other IDT Intellectual Property shall be owned by and be the sole and exclusive property of IDT. Any Arising IP related to the Product or related to, based on, or incorporating any other ADURO BIOTECH Intellectual Property shall be owned by and hereby is the sole and exclusive property of ADURO BIOTECH (“ADURO BIOTECH Arising IP”).

9.6	Other Acts. Each Party shall undertake all necessary or appropriate acts, including signing assignment or other documents to give effect to the provisions of this Article 9. IDT covenants to take all reasonable actions necessary to obtain all right, title and interest in and to any and all inventions related to this Agreement that are conceived or reduced to practice by any of its employees or contractors including negotiation of necessary agreement and payment of all amounts advisable or required under German or EU law.

ARTICLE 10: WARRANTIES

10.1	IDT warrants that:

10.1.1	IDT has the power, authority and legal right to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered on behalf of IDT, and constitutes a legal, valid, binding obligation, enforceable against IDT in accordance with its terms.

10.1.2	All necessary licenses, permits, consents, approvals and authorizations of all Regulatory Authorities required to be obtained by IDT in connection with this Agreement have been obtained or will be obtained as required prior to undertaking the Manufacture. IDT shall adhere to all Applicable Laws.

10.1.3	The Intellectual Property utilized by IDT, other than the Intellectual Property provided by ADURO BIOTECH, in connection with this Agreement: (i) may be lawfully used in connection therewith, and (ii) such use does not infringe any Third Party rights. IDT has the requisite

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intellectual property rights, including in its equipment and facility, to be able to perform its obligations under this Agreement, (iii) IDT’s use of its equipment and facility as contemplated in this Agreement will not give rise to a potential Claim by a Third Party against ADURO BIOTECH for infringement or another violation of intellectual property rights, (iv) IDT will not incorporate into the Product or utilize in connection with this Agreement any Third Party Intellectual Property without the prior Consent of ADURO BIOTECH unless ADURO BIOTECH provides to IDT any Third Party Intellectual Property for incorporation into Product, and (v) the Product does not include, and was not Manufactured by IDT utilizing, any Third Party Intellectual Property, unless such Third Party Intellectual Property was provided or approved in writing by ADURO BIOTECH for use in the Product.

10.1.4	IDT has the necessary facilities, equipment, know-how and personnel to carry out the Services in accordance with this Agreement.

10.1.5	Subject to the provisions of Section 2.9, any Product Manufactured by IDT pursuant to this Agreement other than Development Product, at the time of Delivery: (a) conforms to the Specifications; (b) was Manufactured in accordance with the Master Production Record; (c) was Manufactured in accordance with cGMP using a process, components, and a facility that comply with all Applicable Laws; (d) is delivered free and clear of any liens or encumbrances of any kind; and (e) has not been adulterated.

10.1.6	IDT will use commercially reasonable efforts to perform the Services as set forth in the Work Plan and in the operational documents related thereto.

10.1.7	IDT will use commercially reasonable efforts to agree with ADURO BIOTECH on the details of the Work Plan, the Work Packages and the operational documents related thereto.

10.1.8	IDT represents and certifies it will not use in any capacity the services of any person, or organization that employs any person that is or has been debarred under Section 306 of the Generic Drug Enforcement Act, is an excluded party from doing business with the U.S. Federal Government (Excluded Parties List System published by GSA), Office of Inspector General’s List of Excluded Individuals/Entities (LEIE), is included on any other government exclusion list of persons or entities with whom U.S. companies and individuals are prohibited from doing business (e.g. OFAC List of Blocked Persons), or is similarly debarred or excluded under the Applicable Law in any other jurisdiction. Upon written request of ADURO BIOTECH, IDT shall, within [ * ] Business Days, provide written confirmation that it has complied with the foregoing obligation.

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IDT agrees to promptly disclose in writing to ADURO BIOTECH if any employee or agent is debarred or excluded, or if any action or investigation is pending or, to the best of its knowledge, threatened, relating to the debarment or exclusion of it or any person performing Services related to this Agreement.

10.2	ADURO BIOTECH warrants that:

10.2.1	ADURO BIOTECH has the power, authority and legal right to enter into the Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered on behalf of ADURO BIOTECH, and constitutes a legal, valid, binding obligation, enforceable against ADURO BIOTECH in accordance with its terms.

10.2.2	All necessary licenses, permits, consents, approvals and authorizations of all Regulatory Authorities required to be obtained by ADURO BIOTECH in connection with this Agreement have been obtained or will be obtained as required prior to undertaking Manufacturing. ADURO BIOTECH shall adhere to all Applicable Laws.

10.2.3	The Intellectual Property provided by ADURO BIOTECH, in connection with the Manufacturing may be lawfully used in connection with such Manufacture.

10.2.4	ADURO BIOTECH will use commercially reasonable efforts to perform its obligations in order for IDT to perform the Services as set forth in the Work Plan and in the operational documents related thereto.

10.2.5	ADURO BIOTECH will use commercially reasonable efforts to agree with IDT on the details of the Work Plan, the Work Packages and the operational documents related thereto

10.3	LIMITATION OF LIABILITY. With respect to Claims made by or against IDT, ADURO BIOTECH, or any Affiliate of either, the following provisions shall apply:

10.3.1	IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF PROFIT) ARISING OUT OF THIS AGREEMENT, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER LEGAL THEORY, AND WHETHER OR NOT IT HAS BEEN ADVISED OR IS OTHERWISE AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, HOWEVER CAUSED.

10.3.2	FOR ANY CLAIM BASED ON ANY LEGAL THEORY OTHER THAN ALLEGED GROSS NEGLIGENCE, IDT´S MAXIMUM

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

DIRECT AND INDIRECT LIABILITY FOR ANY SINGLE CLAIM WHICH IS BEYOND AMOUNTS PAID BY ONE OR MORE OF IDT’S INSURERS AND WHICH IS BROUGHT UNDER THIS AGREEMENT BY ADURO BIOTECH, BY ANY AFFILIATE OF ADURO BIOTECH AND/OR BY ANY THIRD PARTY SHALL NOT EXCEED, DIRECTLY OR INDIRECTLY, AN AMOUNT WHICH EQUALS [ * ], PROVIDED HOWEVER THAT, SUBJECT TO THE PROVISIONS OF SECTION 10.3.4, IDT’S LIABILITY UNDER THIS SECTION 10.3.2 SHALL NOT EXCEED A MAXIMUM AMOUNT OF [ * ].

10.3.3	FOR ANY CLAIM BASED ON ALLEGED GROSS NEGLIGENCE, IDT´S MAXIMUM DIRECT AND INDIRECT LIABILITY FOR ANY SINGLE CLAIM WHICH IS BEYOND AMOUNTS PAID BY ONE OR MORE OF IDT’S INSURERS AND WHICH IS BROUGHT UNDER THIS AGREEMENT BY ADURO BIOTECH, BY ANY AFFILIATE OF ADURO BIOTECH AND/OR BY ANY THIRD PARTY SHALL NOT EXCEED, DIRECTLY OR INDIRECTLY, AN AMOUNT WHICH EQUALS [ * ], PROVIDED HOWEVER THAT, SUBJECT TO THE PROVISIONS OF SECTION 10.3.4, IDT’S LIABILITY UNDER THIS SECTION 10.3.3 SHALL NOT EXCEED A MAXIMUM AMOUNT OF [ * ]

10.3.4	IDT’S MAXIMUM AGGREGATE LIABILITY FOR ALL SUCH CLAIMS WHICH ARE BEYOND AMOUNTS PAID BY ONE OR MORE OF IDT’S INSURERS AND WHICH ARE BROUGHT UNDER THIS AGREEMENT BY ADURO BIOTECH, BY ANY AFFILIATE OF ADURO BIOTECH AND/OR BY ANY THIRD PARTY SHALL NOT EXCEED, DIRECTLY OR INDIRECTLY, AN AMOUNT WHICH EQUALS [ * ].

10.3.5	THE FOREGOING LIABILITY LIMITATION PROVISIONS SHALL NOT APPLY TO CLAIMS BASED ON ALLEGED WILLFUL MISCONDUCT BY IDT.

10.3.6	For the sake of clarity, the Parties expressly agree that, subject to Section 10.3.3, any liability limitation in this Agreement will not limit potential recovery from any insurer of IDT for losses covered by policies issued by such insurer which are incurred in connection with Claims. The scope and extent of liability for IDT’s insurers shall be governed exclusively by the terms and limitations of the policies issued by such insurers.

10.3.7	THE PARTIES’ RESPECTIVE LIABILITY SHALL BE FURTHER LIMITED AS PROVIDED IN SECTIONS 12.3 AND 12.4.

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.3.8	ADURO BIOTECH expressly agrees that ADURO BIOTECH will be liable for, and will indemnify IDT against, all Claims of ADURO BIOTECH, of any Affiliate of ADURO BIOTECH, and of any Third Party which Claims are not satisfied by IDT’s insurance coverage and/or by payments made by IDT within the maximum aggregate liability limitations provided for in Sections 10.3.2., 10.3.3 and 10.3.4. The forgoing shall not be construed as co-insurance and neither ADURO BIOTECH nor its Affiliates or insurers shall be construed as co-insurers by virtue of this provision.

10.3.9	THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY SET FORTH HEREIN, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE.

ARTICLE 11: INDEMNITY

11.1	ADURO BIOTECH’s Indemnity. ADURO BIOTECH shall indemnify, defend and hold harmless IDT (except to the extent IDT is obligated to indemnify ADURO BIOTECH as set forth below) from and against all Claims, Damages and liabilities asserted by a Third Party to the extent arising out of:

11.1.1	the distribution, marketing, sale, and/or use of any Work Plan Deliverable or any Product, including the use of any such Deliverable or Product in any clinical trials;

11.1.2	a material breach of any of this Agreement by ADURO BIOTECH; or,

11.1.3	ADURO BIOTECH’s willful misconduct or negligence; or

11.1.4	defective or erroneous or incomplete ADURO BIOTECH Materials, Process or Specifications provided by ADURO BIOTECH to IDT for the Manufacture of Product.

11.2	IDT’s Indemnity. IDT shall indemnify, defend and hold harmless ADURO BIOTECH (except to the extent ADURO BIOTECH is obligated to indemnify IDT as set forth above) against all Claims, Damages, and liabilities asserted by a Third Party, to the extent arising out of:

11.2.1	subject to the provisions of Section 2.9, any failure of Product supplied by IDT hereunder to conform to Specifications and the requirements of the Agreement at Delivery;

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.2.2	a material breach of any of this Agreement by IDT; or,

11.2.3	IDT’s willful misconduct or negligence.

11.3	Procedures. The Party seeking indemnification (“Indemnified Party”) pursuant to this Article 11 shall promptly provide Notice to the indemnifying Party (“Indemnifying Party”) of such Claim in reasonable detail, provided that the failure to provide such Notice shall not affect the obligations of the Indemnifying Party unless and only to the extent said Indemnifying Party is actually materially prejudiced thereby. The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any claim. Commencing within [ * ] days after receipt of the aforesaid Notice, the Indemnifying Party shall undertake, conduct and control, through counsel of its own choosing (but reasonably acceptable to the Indemnified Party) and at its own expense, the settlement or defense of the claim, provided that the Indemnified Party may participate in such settlement or defense through counsel chosen by the Indemnified Party and reasonably acceptable to the Indemnifying Party. The Indemnifying Party shall not, without the Consent of the Indemnified Party, settle or compromise any claim, unless such settlement or compromise includes an unconditional release of the Indemnified Party. The Indemnifying Party and the Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article 11, including, but not limited to, providing the other Party with reasonable access to employees and officers (including as witnesses) and other information.

ARTICLE 12: INSURANCE

12.1	ADURO BIOTECH General. ADURO BIOTECH will maintain, at all times during the term of this Agreement and for [ * ] years thereafter, a products liability insurance policy (the “Insurance Policy”), with a per occurrence limit of at least Five Million Dollars ($5,000,000) and an aggregate limit of at least Five Million Dollars ($5,000,000), and will provide a certificate of insurance to IDT that the Insurance Policy has been endorsed to designate IDT as an additional insured. ADURO BIOTECH will provide IDT with at least [ * ] days’ Notice prior to termination of or reduction in coverage under such Insurance Policy.

12.2	IDT General. IDT will maintain, at all times during the term of this Agreement and for [ * ] years thereafter, a liability insurance policy (the “IDT Insurance Policy”), with a per occurrence limit of at least Five Million Euro (5.000.000 €) and an aggregate limit of at least Five Million Euro (5.000.000 €). IDT will provide ADURO BIOTECH with at least [ * ] days’ Notice prior to termination of or reduction in coverage under such IDT Insurance Policy.

12.3	IDT’s Obligation. IDT shall use commercially reasonable efforts to maintain in force the insurance coverage referenced in Section 12.2 above, provided,

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

however, that IDT shall have no liability in the event that its insurance provider reduces, cancels or denies any such insurance coverage for reasons outside the reasonable control of IDT. In the event that IDT is not able to procure or maintain the amount of insurance coverage as set forth in Section 12.2, IDT shall inform ADURO BIOTECH without undue delay.

12.4	ADURO BIOTECH’s Obligation. ADURO BIOTECH shall use commercially reasonable efforts to maintain in force the insurance coverage referenced in Section 12.1 above, provided, however, that ADURO BIOTECH shall have no liability in the event that its insurance provider reduces, cancels or denies any such insurance coverage for reasons outside the reasonable control of ADURO BIOTECH. In the event that ADURO BIOTECH is not able to procure or maintain the amount of insurance coverage as set forth in Section 12.1, ADURO BIOTECH shall inform IDT without undue delay.

ARTICLE 13: TERM AND TERMINATION

13.1	Term. This Agreement shall commence on the Effective Date and shall remain in full force and effect until and during the Commercial Supply Period as defined in Section 1.3.2, unless earlier terminated as permitted herein. In the event that no [ * ] within five (5) years of the Effective Date, then this Agreement shall terminate on the tenth (10th) anniversary of said Effective Date, unless earlier terminated as permitted herein. The time period between said Effective Date and the termination date of this Agreement as set forth in this Section 13.1 is herein called the “Term”.

13.2	Early Termination by ADURO BIOTECH. ADURO BIOTECH may terminate this Agreement or a Work Plan in whole or in part at any time with a prior Notice of termination to IDT in the event that:

13.2.1	Termination for Default. ADURO BIOTECH sends to IDT a default Notice alleging IDT’s failure to perform a material obligation under this Agreement or a Work Plan, and IDT fails to cure said default within forty-five (45) days of receiving such Notice, ADURO BIOTECH may terminate this Agreement.

13.2.2	Insolvency. In the event IDT enters into bankruptcy proceedings (whether voluntary or involuntary) or proceedings leading to bankruptcy, IDT agrees to send to ADURO BIOTECH a Notice setting forth the details of such event. This Notice shall be furnished within ten (10) days of the initiation of the proceedings relating to the bankruptcy. This obligation remains in effect until final payment under this Agreement. Bankruptcy or insolvency is deemed to be a material breach of this Agreement and may, at the sole discretion of ADURO BIOTECH constitute the basis for a termination for default without further Notice.

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

13.2.3	Termination for Termination of Development. ADURO BIOTECH and IDT shall each have the right to terminate this Agreement upon thirty (30) days’ Notice to the other Party in the event that ADURO BIOTECH decides to end its program for use of Product, solely for the reasons of clinical inefficacy or safety, or an action of a Regulatory Authority not granting approval despite commercially reasonable efforts to gain approval. In the event of any such termination under the provisions of this Section 13.2.3, ADURO BIOTECH shall certify that during the Term neither ADURO BIOTECH nor its Affiliates, Licensees, permitted assigns and successors, will restart the program for use of the Product, and if said program is restarted , that its purchase obligations and IDT´s related performance obligations shall revive assuming that IDT agrees in writing to fulfill its obligations remaining hereunder as of the date of termination as such obligations may be modified based on the then-current regulatory strategy, and ADURO BIOTECH, its Affiliates, Licensees, permitted assigns and successors shall immediately Notify IDT in this case. In the event of such termination of this Agreement under the provisions of this Section 13.2.3, IDT shall invoice and ADURO BIOTECH shall pay within [ * ] days of the date of invoice [ * ] plus [ * ], plus all raw materials and external work procured by IDT in order to perform [ * ], both to the extent not covered by any advanced payment for the Work Plan upon its initiation.

13.2.4	Other Termination. Either Party may terminate this Agreement upon Notice to the other Party, if the other Party is not able to procure or maintain its respective amount of insurance coverage as set forth in Sections 12.1 or 12.2, as the case may be.

13.3	Early Termination by IDT. IDT may terminate this Agreement in whole or in part at any time with a prior Notice of termination, in the event that:

13.3.1	Termination for Default. IDT sends to ADURO BIOTECH a default Notice alleging ADURO BIOTECH’s failure to perform a material obligation under this Agreement or a Work Plan, and ADURO BIOTECH fails to cure said default within forty-five (45) days of receiving such Notice, IDT may terminate this Agreement.

13.3.2	Insolvency. In the event ADURO BIOTECH enters into bankruptcy proceedings (whether voluntary or involuntary) or proceedings leading to bankruptcy, ADURO BIOTECH agrees to send to IDT a Notice setting forth the details of such event. This Notice shall be furnished within ten (10) days of the initiation of the proceedings relating to the bankruptcy. This obligation remains in effect until final payment under this Agreement. Bankruptcy or insolvency is deemed to be a material breach of this Agreement and may, at the sole discretion of IDT constitute the basis for a termination for default without further Notice.

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

13.4	Effects of Termination.

13.4.1	Accrued Rights. Termination of this Agreement for any reason will be without prejudice to any rights that have accrued to the benefit of a Party prior to such termination. Such termination will not relieve a Party of obligations that are expressly indicated to survive the termination of this Agreement.

13.4.2	Disposition of Remaining ADURO BIOTECH Materials, Property, and Confidential Information. Upon termination or expiration of this Agreement, IDT will store any remaining ADURO BIOTECH property and, at ADURO BIOTECH’s option, return or destroy any ADURO BIOTECH property and Confidential Information in the possession or control of IDT. Likewise, ADURO BIOTECH will, at IDT’s option, return or destroy any IDT Confidential Information in the possession or control of ADURO BIOTECH. Notwithstanding the foregoing provisions: (i) IDT may retain and preserve, at its sole cost and expense, samples and standards of each Product following termination or expiration of this Agreement solely for use in determining IDT’s rights and obligations hereunder; and (ii) each Party may retain a single copy of the other Party’s Confidential Information for documentation purposes only and which shall remain subject to the obligations of nonuse and confidentiality set forth in this Agreement.

13.4.3	Unless the termination of this Agreement (a) is for the uncured material breach of the Agreement by ADURO BIOTECH, or (b) is by ADURO BIOTECH pursuant to the provisions of Section 13.2.3, IDT agrees that it will cooperate with ADURO in performing a technology transfer which includes the transfer of the Process to ADURO BIOTECH or its designee.. Any such technology transfer shall be made pursuant to a written order from ADURO BIOTECH to IDT which has been accepted by IDT, such acceptance not to be unreasonably withheld, and which contains, among other relevant matters, the details of such transfer and the commercially reasonable price to be paid by ADURO BIOTECH.

13.4.4	Disposition of Remaining IDT Materials, Property, and Confidential Information. Upon termination or expiration of this Agreement, ADURO BIOTECH will store any remaining IDT property and, at IDT’s option, return or destroy any IDT property and Confidential Information in the possession or control of ADURO BIOTECH. Likewise, ADURO BIOTECH will, at IDT’s option, return or destroy any IDT Confidential Information in the possession or control of ADURO BIOTECH. Notwithstanding the foregoing provisions: (i) ADURO BIOTECH may retain and preserve, at its sole cost and expense, samples and standards of each Product following termination or expiration of this Agreement solely for use in determining ADURO BIOTECH’s rights and obligations

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

hereunder; and (ii) each Party may retain a single copy of the other Party’s Confidential Information for documentation purposes only and which shall remain subject to the obligations of nonuse and confidentiality set forth in this Agreement.

13.5	No Liability. Neither Party shall incur any liability whatsoever for any damage, loss or expense of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to such Party’s termination of this Agreement which complies with the terms of this Agreement whether or not such Party is aware of any such damage, loss or expense.

13.6	Survival of Certain Provisions. Termination or expiration this Agreement for any reason shall not affect the rights, obligations and responsibilities of the Parties pursuant to Sections 2.7.4, 2.8, 2.9, 3.3, 5.6.4 and 13.4 and Articles 7, 8, 9, 10, 11, 12, 15 and 16 all of which survive any termination, along with any additional terms in this Agreement necessary to give effect to such provisions.

ARTICLE 14: ALLIANCE MANAGER(S)

14.1	Alliance Managers. Each Party shall appoint one or more managers (“Alliance Manager(s)”) to serve as the point of contact for communications between the Parties on matters arising under this Agreement.

14.2	Responsibility. Each Party’s Alliance Manager(s) shall be primarily responsible for reporting to the other Party’s Alliance Manager(s) on the progress of the activities for which said Party is responsible as set forth in the Work Plan and each Alliance Manager shall in general provide the opportunity to exchange views and to discuss issues in relation to IDT’s and ADURO BIOTECH’s obligations under this Agreement.

14.3	Meetings. The Alliance Managers from IDT and ADURO BIOTECH shall meet in person or by video or telephone conference not less than once every calendar month during the Term of this Agreement. Written minutes shall be kept of each meeting between the Alliance Managers from IDT and ADURO BIOTECH.

ARTICLE 15: DISPUTE RESOLUTION

15.1	Dispute Resolution Procedures. If a Party has a dispute with the other Party, then the Party raising the dispute may send a Notice (the “Notice of Dispute”) of the dispute to the other Party. The Notice of Dispute must thoroughly describe the basis for the dispute.

15.1.1	Senior Executives. With respect to a Notice of Dispute, the Parties, through appropriately senior executives who are authorized to resolve the dispute on behalf of their respective company, shall first meet and attempt to resolve the dispute in face-to-face or telephonic negotiations. This first attempt at resolution shall occur within [ * ] days upon receipt of Notice

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of Dispute by a Party of such dispute. If no resolution is reached through the Senior Executives within [ * ] days of the first attempt to resolve the dispute, each Party is entitled to have the dispute be resolved by binding arbitration before an arbitrator appointed in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) with no less than [ * ] years of experience in the biotechnology industry, including experience in manufacturing or other contract disputes with respect thereto. The Parties agree that the Arbitration shall take place only before the ICC (and no other tribunal) and shall be under the rules of procedure of the ICC in conjunction with the Convention on the Recognition and Enforcement of Foreign Arbitral Awards (the “New York Convention”).

15.1.2	Venue. The venue for any arbitration under this Article shall be New York, and the language of the proceedings (including all documentation) shall be in English.

15.1.3	Damages. Damages shall be governed by the limitation of liability clause in Section 10.3, as well as any other relevant clauses in this Agreement.

15.1.4	Final Judgment. The Parties irrevocably agree that a final judgment in any arbitration proceeding relating to this Agreement shall be binding (except for manifest error) and shall be enforceable in any court having jurisdiction thereof, provided, however, that the arbitrators shall not have authority to alter any explicit provision of this Agreement.

ARTICLE 16: MISCELLANEOUS

16.1	Notices. Notices by either Party to the other Party shall be sent to the address below:

If to IDT:

IDT Biologika GmbH

Attn: CEO

Am Pharmapark

D-06861 Dessau-Rosslau

Germany

Fax: [ * ]

If to ADURO BIOTECH:

Aduro BioTech, Inc.

Attn.: Director, Technical Operations and Biodefense

626 Bancroft Way, 3C

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Berkeley, CA 94710-2224

USA Fax: [ * ]

or to such other address as the addressee shall have last furnished in writing to the addressor.

16.2	Severability. In the event that any provision of this Agreement is judicially determined to be void or unenforceable, such provision shall be construed to be separable from the other provisions of this Agreement and the other provisions of this Agreement shall remain in full force and effect. Notwithstanding the foregoing, if a provision is judicially determined to be void or unenforceable and that provision is essential to the purpose of the Agreement such that separating that provision from the Agreement would frustrate the original purpose of the Agreement, then there shall be no separation and the entirety of the Agreement shall be deemed void and unenforceable.

16.3	Special Transactions.

16.3.1	For purposes of this Section 16.3, (a) the assignment by either Party of its rights and obligations under this Agreement to an Affiliate or as part of a merger, consolidation, or a sale of all or substantially all of such Party’s assets, to a Third Party, (b) the sale by ADURO BIOTECH to a Third Party of all of its business and/or all of its assets to which this Agreement relates, (c) the sale by ADURO BIOTECH to a Third Party of all of its business and/or assets related to the Product, and (d) the acquisition of Control, directly or indirectly, of either Party by a Third Party or by an Affiliate of said Party, are all referred to herein as “Special Transactions”.

16.3.2	Notwithstanding the foregoing provisions, the events described in Sections 16.3.1 (b), (c) and (d) above shall only constitute Special Transactions if the pro forma financial condition of the Third Party or Affiliate referenced therein immediately following consummation of the Special Transaction as reasonably determined by IDT’s independent accountants in accordance with internationally generally accepted accounting principles, is comparable to or better than the financial condition of ADURO BIOTECH immediately prior to the consummation of such Special Transaction. ADURO BIOTECH shall cooperate with said accountants in making said determination of financial condition by providing to IDT, without undue delay, such financial statements and documents as are reasonably requested by IDT and reasonably sufficient for said purpose.

16.3.3	Neither Party shall have a right, directly or indirectly, to assign or to transfer or to otherwise make this Agreement part of any transaction, without the Consent of the other Party, which Consent shall not be unreasonably withheld or delayed, provided, however, that each Party

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

may engage in any Special Transaction without the other Party’s Consent, subject to the provisions of Sections 16.3.2, 16.3.4 and 16.3.5. Any permitted assignment of this Agreement by either Party will be conditioned upon such Party’s permitted assignee agreeing in writing to comply with all the terms and conditions contained in this Agreement. In the event that such permitted assignee does not agree in writing to so comply, the assignment shall not be permitted.

16.3.4	As part of any such Special Transaction, the Party engaged in such Special Transaction shall cause this Agreement in its entirety, without alteration, modification or amendment of any kind whatsoever (other than minor changes that are necessary to account for the assignment in connection with the Special Transaction), to be assigned or transferred or otherwise made part of the Special Transaction. Not less than [ * ] Business Days prior to the occurrence of any such Special Transaction, said Party engaged therein shall send to the other Party a Notice, signed by an officer of said Party, that: (a) informs the other Party of the date of the Special Transaction; (b) identifies the Third Party or the Affiliate involved in said Special Transaction, as applicable; and (c) certifies that this Agreement in its entirety, without alteration, modification or amendment of any kind whatsoever (other than minor changes that are necessary to account for the assignment of the Special Transaction), will be assigned or transferred pursuant to such Special Transaction and remains in full force and effect in accordance with its terms and that this Agreement has not be amended in any material manner. Notice confirming assignment will be sent without undue delay after the Special Transaction is closed.

16.3.5	The assigning or selling Party shall be liable for all damages incurred by the other Party for the assigning Party’s failure to comply with the provisions of Section 16.3.3 and Section 16.3.4 above.

16.4	Headings. All headings, titles, and captions in this Agreement are for convenience purposes only and shall not be of any force or substance.

16.5	Waiver. Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances. No waiver by any Party of any term, provision or condition contained in this Agreement (including any exhibit hereto), whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement (including any exhibit hereto).

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

16.6	Public Disclosure. No Party shall disclose to any Third Party or originate any publicity, news release or public announcement, written or oral, whether to the public or the press, or otherwise, referring to the terms of this Agreement, the performance under it or any of its specific terms and conditions, except by such announcements as are: (i) mutually agreed upon by the Parties in writing; or (ii) required by law or regulation. If a Party believes a public announcement to be required by law or regulation with respect to this Agreement, it will give the other Party such Notice as is reasonably practicable and an opportunity to comment upon the announcement.

16.7	Independent Contractor. Each Party is acting under this Agreement as an independent contractor and not as the partner, joint venturer, agent, or employee of the other Party. Each Party understands and agrees that it has no authority to assume any obligation on behalf of the other Parties and that it shall not hold out to Third Parties that it has any authority to act on any other Party’s behalf except as expressly permitted herein.

16.8	Performance by Affiliates. Each Party may have one or more Affiliates perform or otherwise act on its behalf under this Agreement (including Exhibits). Each Party shall be responsible for the compliance by its Affiliates performing or otherwise acting under this Agreement on its behalf with the terms and conditions of this Agreement.

16.9	Entire Agreement. This Agreement (including, the Exhibits hereto) constitutes the entire Agreement between the Parties concerning the subject matter of said Agreement, and supersedes all written or oral Agreements or understandings with respect thereto.

16.10	Force Majeure.

16.10.1	Force Majeure. Any delay in the performance of any of the duties or obligations of either Party (except the payment of money hereunder) shall not be considered a breach of this Agreement; provided that such delay has been caused by or is the result of circumstances beyond the reasonable control of the relevant Party which may include acts of God, acts of the public enemy, war, civil commotion, terrorism, epidemic disease, quarantine restrictions, freight embargoes, unusually severe weather, insurrections, riots, embargoes, general labor disputes or strikes, fires, explosions, shortages of energy, accident, fire, flood, storm, earthquake, government action or inaction in its sovereign capacity (including acts of any country to which Product is supplied by ADURO BIOTECH or Germany, and/or an act by any political subdivision thereof), or other unforeseen causes, in each case provided that such delay is beyond the reasonable control and without the fault or negligence of the Party so affected (each a “Force Majeure Event”). Notwithstanding the foregoing, in the event of a complete or partial regulatory shutdown of

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a facility or service or other act by a Regulatory Authority that (a) specifically impacts a Party’s operations (i.e., without shutting down facilities owned by Third Parties) and (b) is due to a Party’s negligence, willful misconduct or non-compliance with Applicable Laws, such shutdown shall not constitute a “Force Majeure Event”.

16.10.2	Notice. If either Party is affected by a Force Majeure Event, the affected Party shall Notify the other Party within three (3) days of the Force Majeure Event which caused, threatens to cause or will cause a delay in performance under this Agreement. The affected Party shall take reasonable actions to avoid, mitigate or remove the cause of the affected Party’s non-performance.

16.10.3	No Breach. Neither Party shall be in breach of this Agreement, nor otherwise be liable to the other Party by reason of any delay in performance, or non-performance, of any of its obligations hereunder to the extent that such delay or non-performance is due to any Force Majeure Event of which it has notified the other Party and the time for performance of that obligation shall be extended accordingly.

16.10.4	Cooperation. The Parties shall cooperate in good faith to reschedule any Manufacture of Product that has been delayed or postponed by reason of a Force Majeure Event.

16.10.5	Termination. In the event that a Force Majeure Event continues for more than [ * ] months, the Parties will use good faith efforts to work out a mutually agreeable solution. Should no mutually agreeable solution be found within a further period of six (6) months, either Party may terminate this Agreement upon notice to the other Party.

16.11	Counterparts. This Agreement shall be signed in two (2) counterparts each of which shall be deemed to be an original and both of which taken together shall constitute one and the same instrument. Facsimile or e-mail transmission of executed counterparts of this Agreement shall constitute evidence of the execution of this Agreement by the Parties.

16.12	Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to its conflicts of law provisions; provided, however, that the arbitration undertaking provided for in Section 15.1.1 of this Agreement shall be governed by and construed and interpreted in accordance with the New York Convention and the implementing U.S. legislation, 9 U.S.C. sections 101 et seq. The 1980 U.N. Convention on the International Sale of Goods shall not apply to this Agreement. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER, IT BEING

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

AGREED THAT ALL DISPUTES WILL BE RESOLVED PURSUANT TO THE DISPUTE RESOLUTION PROCEDURES SET FORTH IN ARTICLE 15 OF THIS AGREEMENT.

16.13	Exhibits. All exhibits referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.

16.14	No Presumption Against Drafter. For purposes of this Agreement, the Parties hereby waive any rule of construction that requires that ambiguities in this Agreement (including any exhibit hereto) be construed against the drafter.

PART III: EXHIBITS

EXHIBIT A WORK PLAN AND SERVICE FEES

EXHIBIT B QUALITY AGREEMENT

EXHIBIT C EQUIPMENT

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.